Exhibit 23.8

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Joint Proxy/Registration Statement No. 333-259386 on Form S-4/A of VICI Properties Inc. of our report dated February 15, 2021 relating to the financial statements of MGP BREIT Venture 1 LLC, appearing in the combined Annual Report on Form 10-K of MGM Growth Properties LLC and MGM Growth Properties Operating Partnership LP for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Joint Proxy/Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada

September 21, 2021